Drake Klein Messineo CPAs, PA 2451 N. McMullen Booth Road, Suite 308 Clearwater Florida 33759-1362 727.444.0931 www.dkmcpas.com

 EXHIBIT 16.1

January 16, 2013

Securities and Exchange Commission

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Medytox Solutions, Inc.'s Form 8-K dated January 10, 2012, and we agree with such statements insofar as they relate to our firm and the predecessor firm, Peter Messineo, CPA.

/s/ Drake Klein Messineo CPAs PA

as successor to Peter Messineo, CPA